EXHIBIT 10-D-4

















                CONSTRUCTION, OPERATION AND MAINTENANCE AGREEMENT

                                 BY AND BETWEEN

                          PINE NEEDLE OPERATING COMPANY

                                       AND

                          PINE NEEDLE LNG COMPANY, LLC







                              DATED AUGUST 8, 1995




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                                TABLE OF CONTENTS

                                                                         Page

1.       Definitions                                                        1

2.       Relationship of the Parties                                        2
                  2.1      Appointment as Operator                          2
                  2.2      Operator's Authority to Execute Contracts        2

3.       Operation of the Facilities                                        2
                  3.1      Operator's Responsibilities                      2
                  3.2      Claims                                           5

4.       Employees, Consultants and Subcontractors                          5
                  4.1      Operator's Employees, Consultants and
                           Subcontractors                                   5
                  4.2      Use of Affiliated Entities or Independent
                           Contractors                                      5
                  4.3      Standards for Operator and its Employees         6
                  4.4      Non-Discrimination and Drugs                     6

5.       Financial and Accounting                                           6
                  5.1      Accounting and Compensation                      6
                  5.2      Budgets                                          7
                  5.3      Disputed Charges                                 7
                  5.4      Rate Reviews                                     7
                  5.5      Audit and Examination                            7

6.       Intellectual Property; License to Operator                         8

7.       Indemnification                                                    8

8.       Insurance                                                          9

9.       Term                                                              10

10.      Survival of Obligations                                           10

11.      Law of the Contract and Arbitration                               11
                  11.1     Law of the Contract                             11
                  11.2     Arbitration                                     11

12.      Special and Consequential Damages                                 12


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13.      General                                                           13
                  13.1     Effect of Agreement; Amendments                 13
                  13.2     Notices                                         13
                  13.3     Counterparts                                    13
                  13.4     Waiver                                          13
                  13.5     Assignability; Successors                       13
                  13.6     Third Persons                                   14
                  13.7     Laws and Regulatory Bodies                      14
                  13.8     Section Numbers; Headings                       14
                  13.9     Severability                                    14
                  13.10    Further Assurances                              14
                  13.11    Guarantee                                       14


Exhibit A - Accounting Procedure




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                        CONSTRUCTION, OPERATION AND MAINTENANCE AGREEMENT



           This agreement ("CO&M Agreement"), made and entered into as of the 8th day of August, 1995, is by and between Pine Needle Operating Company, a Delaware corporation ("Operator"), and Pine Needle LNG Company, LLC, a North Carolina limited liability company ("Company").

1.    Definitions.

      The  definitions  used in the  Operating  Agreement of the Company,  dated
      August 8, 1995 ("Operating Agreement"), shall, except as otherwise specifically provided below, have the same meanings in this CO&M Agreement.

      1.1 Accounting Procedure. The accounting procedure set forth in Exhibit A.

      1.2 Day. A period of twenty four (24) consecutive hours commencing at 8:00 a.m., Eastern Standard Time.

      1.3 Liabilities. Actions, claims, settlements, judgments, demands, costs, expenses (including, without limitation, expenses attributable to the defense of any actions or claims), attorneys' fees and liabilities related to the Operation of the Facilities.

      1.4    LNG  Storage   Services.   The  receipt,   liquefaction,   storage,
             vaporization and delivery of natural gas by the Company by means of the Facilities.

      1.5 Month. A period of time beginning on the first Day of a calendar month and ending at the same time on the first Day of the next succeeding calendar month.

      1.6 Operate the Facilities. Plan, design, construct, test, maintain, repair, replace, improve, expand and/or operate the Facilities, including, without limitation, the duties identified in Section 3.1 of this Agreement. Where used in noun form, such term shall be "Operation of the Facilities."

      1.7    Party.  The Company or the Operator.

      1.8 Pre-Completion Period. The period between the Formation Date and the date that the Facilities are placed into service, which latter date shall be certified in writing by the Operator.

      1.9 Prohibited Conduct. Any action by the Operator that constitutes bad faith, gross negligence or willful misconduct.

      1.10 Required Accounting Practice. The accounting rules and regulations, if any, at the time prescribed by the regulatory bodies under the jurisdiction of which the Company is at the time operating and, to the extent of matters not covered by such rules and regulations, generally accepted accounting principles on a consistent basis as practiced in the United States at the time prevailing for companies engaged in a business similar to that of the Company.



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      1.11   Year. Each twelve (12) Month period beginning on the first Day of a calendar year and ending at the beginning of the first Day of the next calendar year, provided that the first year hereunder shall begin on the date hereof, and shall end at the beginning of the first Day of the following calendar year, and further provided that the last contract year shall end at the expiration of the term of this CO&M Agreement pursuant to Section 9 hereof.

2.    Relationship of the Parties.

      2.1 Appointment as Operator. Subject to the terms and conditions of this CO&M Agreement, the Company hereby appoints the Operator to act hereunder, and the Operator hereby accepts such appointment and agrees to act pursuant to the provisions of this CO&M Agreement and the applicable provisions of the Operating Agreement. In performing services pursuant to this CO&M Agreement, the Operator shall be an agent of the Company.

      2.2 Operator's Authority to Execute Contracts. Subject to the terms of this CO&M Agreement, contracts in connection with Operation of the Facilities may be negotiated and executed or amended by the Operator as agent for the Company. Copies of all contracts entered into by the Operator on behalf of the Company shall be provided to the Company. All contracts and permits, if any, relating to Company business and executed by the Operator prior to the Formation Date shall be assigned by the Operator to the Company as soon as practicable after the Formation Date.

3.    Operation of the Facilities.

      3.1 Operator's Responsibilities. The Operator shall be responsible for the Operation of the Facilities, and thus subject to the provisions of the Operating Agreement the Operator shall:

                  3.1.1 Prepare, file, execute and prosecute applications for the Authorizations required by the Company and make periodic filings required of the Company by Governmental Authorities having jurisdiction, including, without limitation, the preparation, filing, execution and prosecution of the FERC Application (and any amendments thereto) and the Company's FERC tariff (and any amendments thereto).

                  3.1.2 Provide or cause to be provided the day-to-day operating and maintenance services, administrative liaison and related services to the Company, including, but not limited to, customer support, rates (including rate cases), legal, accounting, electronic bulletin board, engineering, construction, repair, replacement, inspection, operational planning, budgeting, tax and technical services, and insurance and regulatory administration.

                  3.1.3 Prepare and/or cause to be prepared the engineering design and specifications for the Facilities.


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                  3.1.4       Negotiate and execute contracts for the purchase
                              of materials, equipment and supplies necessary for the Operation of the Facilities.

                  3.1.5 Prepare, negotiate and execute in the name of the Company rights-of-way, land in fee, permits and contracts, and initiate and prosecute eminent domain proceedings, necessary for construction, operation and maintenance of the Facilities, and resist the perfection of any involuntary liens against Company property.

                  3.1.6 Construct and install, or cause to be constructed and installed, the Facilities.

                  3.1.7 Maintain accurate and itemized accounting records for the Operation of the Facilities, together with any information reasonably required by the Company relating to such records, consistent with the applicable provisions of Section 12 of the Operating Agreement.

                  3.1.8 Prepare the financial reports set forth in Section 12 of the Operating Agreement.

                  3.1.9 Cause the Operation of the Facilities to be in accordance with the requirements of all Governmental Authorities having jurisdiction, including, but not limited to, the requirements of the United States Department of Transportation set forth in 49 CFR Parts 192, 193 and 199 and in accordance with sound and prudent natural gas pipeline industry practices, and provide or cause to be provided such appropriate supervisory, audit, administrative, technical and other services as may be required for the Operation of the Facilities.

                   3.1.10     Prepare  and file all  necessary federal
                              and state income tax returns and all other
                              tax returns and filings for the Company (including making the elections set forth in Section 11.2 of the Operating Agreement). Each Member shall furnish to the Operator all pertinent information in its possession relating to Company operations that is necessary to enable such returns to be prepared and filed. The Operator shall pay on behalf of the Company such taxes as are required to be paid by the Company.

                  3.1.11 On behalf of the Company, maintain and administer bank and investment accounts and arrangements for Company funds, draw checks and other orders for the payment of money, and designate individuals with authority to sign or give instructions with respect to those accounts and arrangements. The Company's funds shall not be commingled with funds belonging to the Operator.

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                  3.1.12      Negotiate,  execute  and  administer  the  Service
                              Agreements in accordance  with the Company's  FERC
                              tariff,   including,   but  not  limited  to,  the
                              preparation and collection of all bills to the Customers for services rendered thereunder.

                  3.1.13 Receive requests and issue confirmations for service and other gas storage related information from Customers and potential Customers in accordance with the Company's FERC tariff.

                  3.1.14      Establish such procedures as may
                              be reasonable and appropriate to comply with or to obtain an exemption from the marketing affiliate rules set forth in the FERC Order No. 497 as the same may be amended or superseded.

                  3.1.15 Dispatch and allocate daily scheduled nominations for, and effectuate the physical receipt and delivery of, the natural gas quantities to be received, liquefied, stored, vaporized and/or delivered on behalf of the Customers.

                  3.1.16 Utilize electronic flow measurement equipment for volume determinations and natural gas chromatographs as deemed appropriate by the Operator for heating value determinations at applicable metering points, as further described in the Company's FERC tariff.

                  3.1.17 Except as otherwise provided by applicable laws or governmental regulations or as otherwise directed by the Company, retain all records, books of account, Company tax returns, plans, designs, studies, reports and other documents related to the Operation of the Facilities for three (3) years from the date of completion of the activity to which such records relate (or such longer period as may be required by law).

                  3.1.18 Report to the Company as soon as practicable all non-routine occurrences that the Operator determines may have a significant adverse impact upon the Operation of the Facilities, make any  necessary  repairs as a result
                              of  such  occurrences  as  the  Operator
                              deems  necessary,  and make a  follow-up
                              report  at an  appropriate  time  on the
                              Operator's  response to each non-routine
                              occurrence;  provided, however, that the
                              Operator shall obtain the prior approval
                              of  the  Company   prior  to  performing
                              repairs with an  estimated  cost of over
                              $100,000    unless    the    non-routine
                              occurrence is of a nature that immediate
                              repair is  required,  in which event the
                              Operator  may make such  repair  without
                              such prior  approval but shall provide a
                              complete  and  accurate  report  to  the
                              Company  of  such   repair  as  soon  as
                              practicable thereafter.

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                  3.1.19      Perform any required major equipment
                              overhaul  and  replacement;  provided,  however,
                              that  the   Operator   shall  obtain  the  prior
                              approval of the Company prior to performing such overhaul or replacement with an estimated cost
                              of  over   $100,000   unless  such  overhaul  or
                              replacement is of a nature that immediate action must be taken, in which event the Operator may perform such overhaul or replacement without such prior approval but shall provide a complete and accurate report to the Company of all such actions as soon as practicable thereafter.
                  3.1.20      Perform  such  other  duties  as  are   reasonably
                              necessary  or   appropriate   in  the   Operator's
                              discretion and enter into such other  arrangements
                              as   reasonably   requested   by  the  Company  to
                              discharge the Operator's responsibilities under this CO&M Agreement.

        3.2 Claims. Any and all claims against the Company instituted by anyone other than the Operator arising out of the Operation of the Facilities that are not covered by insurance in accordance with Section 8 of this CO&M Agreement shall be settled or litigated and defended by the Operator in accordance with its best judgment and discretion except when (a) the amount involved is stated to be (or estimated to be, as the case may be) greater than $100,000, or (b) criminal sanction is sought. The settlement or defense of any claim described in (a) or (b) above shall be decided by the Members pursuant to the Operating Agreement.

4.      Employees, Consultants and Subcontractors.

        4.1 Operator's Employees, Consultants and Subcontractors. The Operator shall employ or retain and have supervision over the Persons (including consultants and professional service or other organizations) required or deemed advisable by the Operator to perform its duties and responsibilities hereunder in an efficient and economically prudent manner. The Operator shall pay all reasonable expenses in connection therewith, including compensation, salaries, wages, overhead and administrative expenses incurred by the Operator, and if applicable, social security taxes, workers' compensation insurance, retirement and insurance benefits and other such expenses. The compensation for the Operator's employees shall be determined by the Operator, provided that the amount and terms of such compensation shall be comparable to those prevailing in the natural gas industry where Operator's employees are located for similar work. Subject to the other provisions of this CO&M Agreement, all authorized expenses pursuant to this Section 4.1 shall be reimbursed to the
                  Operator  by  the  Company  as  provided  in  the   Accounting
                  Procedure.

        4.2 Use of Affiliated Entities or Independent Contractors. In addition, the Operator may utilize, as it deems necessary or appropriate, the services of any independent contractors or of its or any Member's affiliated entity; provided, however, that such services of the Operator's or any Member's affiliated entity must be utilized on terms no less favorable to the Company than those prevailing at the time for comparable

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                  services of nonaffiliated independent parties.

        4.3         Standards  for  Operator  and its  Employees.  The
                    Operator shall perform its services and carry out its responsibilities hereunder, and shall require all of its employees and contractors, subcontractors and materialmen furnishing labor, material or services for the Operation of the Facilities to carry out their respective responsibilities in accordance with sound, workmanlike and prudent practices of the natural gas pipeline (and LNG storage) industry and in compliance with the Company's FERC-approved tariffs and with all relevant laws, statutes, ordinances, safety codes, regulations, rules and authorizations of Governmental Authorities having
                    jurisdiction    applicable    to   the    Facilities.

 4.4 Non-Discrimination and Drugs. In performing under this CO&M Agreement, the Operator shall not discriminate against any employee or applicant for employment because of race, creed, color, religion, sex, national origin, age or disability, and will comply with all provisions of Executive Order 11246 of September 24, 1965 and any successor order thereto, to the extent that such provisions are applicable to the Operator or the Company. The Company and the Operator do not condone in any way the use of illegal drugs or controlled substances. Any person known by the Operator to be in possession of any illegal drug or controlled substance will be removed by the Operator and not permitted to work on or with respect to the Facilities. In addition, the Operator shall meet all the applicable requirements imposed by the Department of Transportation as specified in 49 C.F.R., Parts 40 and 199. Furthermore, upon request and to the extent permitted by law, the Operator will furnish the Company copies of the records of employee drug test results required to be kept under the provisions of 49 C.F.R. Part
                    199. The provisions of this Section 4.4 shall be applicable to any contractors, consultants and subcontractors retained in connection herewith, and the Operator shall cause the agreements with any contractor, consultant or subcontractor to contain similar language.

5.      Financial and Accounting.

        5.1       Accounting and Compensation.

                  5.1.1 The Operator shall keep a full and complete account of all costs, expenses and expenditures incurred by it in connection with its obligations hereunder in the manner set forth in the Accounting Procedure.

                  5.1.2 The Operator shall be reimbursed by the Company at the rate and in the manner set forth in the Accounting Procedure for all costs and expenses of the Operator in connection with the Operation of the Facilities or otherwise to fulfill the Operator's duties under this CO&M Agreement; provided, however, that the Company shall not be required to reimburse the Operator for costs and expenses arising out of Prohibited Conduct or claims for non-payment of any and all contributions, withholding deductions or taxes measured by the wages, salaries or compensation paid to Persons employed by the Operator or any of

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                              its affiliated Companies in connection herewith.

        5.2 Budgets and Reports. The Operator shall prepare and deliver to the Company for approval, on a quarterly basis during the Pre-Completion Period and thereafter as directed by the Company, a budget reflecting the estimated costs to be incurred for Operation of the Facilities during the ensuing 12 month period. Such budgets shall be prepared in sufficient detail to satisfy the requirements of any lending institution providing financing for the Facilities. The Operator shall also prepare and deliver to each Member such forecasts, cash flow projections and financial and operating reports with respect to the Company as from time to time may be reasonably requested by the Company, including fiscal year reports for Members who report financial results on a basis other than the calendar year.

        5.3 Disputed Charges. The Company may, within the audit period referred to in Section 5.5 hereof, take written exception to any bill or statement rendered by the Operator for any expenditure or any part thereof on the ground that the same was not appropriate for reimbursement under the terms of
                  Section 5.1.2 above. The Company shall nevertheless pay in full when due the amount of all statements submitted by the Operator. Such payment shall not be deemed a waiver of the right of the Company to recoup any contested portion of any bill or statement; provided, however, that if the amount as to which such written exception is taken or any part thereof is ultimately determined in accordance with Section 11.2 of this CO&M Agreement not to be appropriate for reimbursement under the terms of Section 5.1.2 of this CO&M Agreement, such amount or portion thereof (as the case may be) shall be refunded by the Operator to the Company, together with interest thereon at a rate (which in no event shall be higher than the maximum rate permitted by applicable law) equal to two percent (2%) per annum over the prime rate of Citibank, N.A. (or its successor) from time to time publicly announced and in effect, during the period from the date of payment by the Company to the date of refund by the Operator.

        5.4 Rate Reviews. The Operator shall review from time to time the rates and fees charged for the LNG Storage Services and revise such rates and fees as the Operator may deem appropriate for the Company, as such rates and fees should in general reflect increased or decreased costs or other changes in the conditions of service.

        5.5       Audit and Examination. The Company or any Member, after thirty
                  (30) Days' notice in writing to the Operator, shall have the right during normal business hours to audit or examine, at the expense of the Company or the requesting Member as the case may be, all books and records maintained by the Operator, as well as the relevant books of account of the Operator's contractors, relating to the Operation of the Facilities; provided, however, that the total number of full audits commenced in any Year pursuant to this Section 5.5 shall not exceed two. Such right shall include the right to meet with the Operator's internal and independent auditors to discuss matters rele vant to the audit or examination. The Company shall have two Years after the close of a Year in which to make an audit of the Operator's records for such Year; provided, however, that any audits relating to construction costs

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                  may be made up to twenty four (24) Months after the in-service date of the Facilities (not including any Modifications) or after the date that construction of the Modification in question was completed, as certified in writing by the Operator, in the case of a Modification.

6. Intellectual Property; License to Operator. Each Member hereby grants to the Operator an irrevocable, royalty-free, non-exclusive and non-assignable license to use, during the term of this CO&M Agreement, any confidential information provided to the Company or the Operator by said Member and designated as such by said Member. For purposes of this Section 6, confidential information shall include, but shall not be limited to, inventions (whether patented or not) and copyrighted or copyrightable material. As a condition precedent to the effectiveness of such license to use, the Operator hereby expressly agrees that it will utilize such confidential information solely in connection with the performance of its duties hereunder and further expressly agrees that it will be subject to and bound by the provisions set forth in
        Section 4.8.2 of the Operating Agreement as if it were a Member. Upon termination of this CO&M Agreement or its removal as Operator, such license shall terminate and the Operator shall return all confidential information that has been provided to it, together with all reproductions thereof in the Operator's possession, pursuant to such license to use, to the Member from whom it obtained such confidential information.

7.      Indemnification.  The Company agrees to indemnify,  hold harmless and  defend  the  Operator  and its  affiliated  companies  and  their
        respective  officers,   directors,   employees  and  agents  (but  not
        including any Member of the Company, in its capacity as such) from and against, and the indemnified parties shall have no liability to the Company for, any and all Liabilities incurred arising out of or relating to this CO&M Agreement or the Operation of the Facilities, regardless of cause, including Liabilities attributable to the sole, joint or concurrent negligence of the indemnified parties hereunder; provided, however, that the Company shall not be required to indemnify
        or  hold  harmless  the  indemnified   parties  from  or  against  any
        Liabilities attributable to the actions or omissions of Operator in maintaining and administering accounts and arrangements as set forth in Section 3.1.11 of this CO&M Agreement; provided, further, that the Company shall not be required to indemnify or hold harmless the indemnified parties from or against any Liabilities attributable to
        Prohibited   Conduct  or  claims  for   non-payment  of  any  and  all
        contributions, withholding deductions or taxes measured by the wages, salaries or compensation paid to Persons employed by the Operator or any of its affiliates in connection herewith. In the event applicable law limits in any way the extent to which indemnification may be provided to an indemnitee, this Section 7 shall be automatically amended, in keeping with the express intent of the parties hereto, as necessary to render all the remainder of this CO&M Agreement valid and enforceable and to provide that the indemnifications provided herein shall extend and be effective only to the maximum extent permitted by such law. Upon notice therefor, the Company shall advance to the
        indemnified   party   the   costs  of  any   Liabilities   for   which
        indemnification is to be sought hereunder upon the execution by the indemnified party of a written undertaking to repay any costs for which indemnification pursuant to this Section 7 is determined to be improper by mutual agreement or pursuant to the procedures set forth in Section 11.2 of this CO&M Agreement, together with interest thereon at a rate (which in no event shall be higher than the maximum rate permitted by applicable law) equal to two percent (2%) per annum over the prime rate of Citibank, N.A. (or its successor) from time to time publicly announced and in effect, during the period from the date of advancement by the Company to the date of repayment by the indemnified party. With
        respect  to  any  claim   against  any   indemnified   party  for  which
        indemnification may be sought hereunder, the Company shall not, without the indemnified party's prior written consent, settle or compromise such claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party a release from all liability in respect of such claim. The Company (a) shall have the right to defend, at its cost and expense, such claim in all appropriate proceedings, and
        (b) shall have full control (including choice of counsel) of such defense and proceedings, including any compromise or settlement thereof (subject to the foregoing provisions of this Section 7), and the indemnified parties shall cooperate in such defense in all reasonable ways. The Company shall not be required to provide indemnification pursuant to this Section 7 to the extent, if any, that the Liabilities in question are not borne or incurred by the indemnified parties because of the availability of insurance proceeds from the insurance required in
        Section 8.2 of this agreement to the indemnified parties.

8.      Insurance.

        8.1 During the initial construction of the Facilities, the Operator shall cause to be carried and maintained builder's risk insurance to cover physical loss or damage to property during construction, with a deductible amount selected by the Operator. The builder's risk insurance shall name the Operator and the Company as insureds.

        8.2 At all times during the Operation of the Facilities, the Operator shall provide (a) workers' compensation insurance granting full compensation under the worker's compensation law of any state in which operations are conducted, and (b) employer's liability insurance with limits of $1,000,000 per occurrence for all of the Operator's employees engaged in work on the Facilities, and (c) automobile liability insurance for all vehicles owned or used by the Operator, covering injuries to or death of persons and damage to property, with a combined single limit of $2,000,000 per occurrence.

        8.3 If permitted by applicable law, the Operator may self-insure the workers' compensation and employer's liability insurance required above.

        8.4 The costs for premiums, deductibles and retentions for the insurance maintained by the Operator pursuant to this CO&M Agreement shall be reimbursable costs pursuant to Section 5 of this CO&M Agreement. In addition, in the event that the Operator self-insures the workers' compensation and employer's liability insurance required above, the Operator shall be reimbursed as provided in Section 3.09 of the Accounting Procedure.

        8.5 After completion of construction of the Facilities ("Constructed Facility"), the Company or each Member shall be responsible for insuring its respective interest in the property exposures with regard to the Constructed Facility and the liquefied natural gas in storage. The Company or each Member shall at all times be responsible for insuring its own liability exposures with regard to the Facilities and the operation, maintenance and construction thereof, except as described in Section 8.2 of this agreement.

        8.6 The Operator, the Company and the Members hereby waive, and the insurers of any of them shall waive, all rights of recovery against one another, the affiliated companies of each and the insurers of any of them with respect to damage to or loss of property that is a part of the Facilities
                  (collectively referred to as "Damages"). Such waiver of recovery shall be effective regardless of the cause of the Damages, including any Damages attributable to the sole, joint or concurrent negligence of the party causing the Damages, but excluding any Damages attributable to the gross negligence or willful misconduct of the party causing the Damages. All such policies of insurance purchased to cover the Facilities or any part thereof, or the Operation of the Facilities or any part thereof, or any natural gas received, liquefied, stored, vaporized or delivered at or from the Facilities, shall be endorsed properly to effectuate this waiver of recovery. In addition, each Member's general liability insurance (including excess insurance) policies shall be worded to provide a waiver of all subrogation rights in favor of the Operator, the Company and the other Members.

9. Term. This CO&M Agreement shall be effective as of the date hereof and shall continue for the term of the Company as provided in the Company's Articles of Organization; provided, however, that this CO&M Agreement shall be terminated earlier upon the first to occur of the following: (a) the Operator's affiliated company which is a Member ceases to be a Member; or (b) the Operator commits a material default under this CO&M Agreement and such material default continues for a period of 120 days after notice thereof by the Company to the Operator (provided, however, that no termination shall occur if the Operator has initiated action to cure such material default but, despite its good faith efforts, it has been unable to complete such cure within such 120 day period).


10. Survival of Obligations. The termination of this CO&M Agreement shall not discharge any Party from any obligation which it owes to any other Party by reason of any transaction, commitment or agreement entered into, or any Liabilities that shall occur or arise (or the circumstances, events or basis of which shall occur or arise) prior to such termination. It is the intent of the Parties that any obligation owed by a Party to the other Party (whether the same shall be known or unknown at the time of termination hereof, or whether the circumstances, events or basis of the same shall be known or unknown at the termination hereof) shall survive the time of termination of this CO&M Agreement.

11.     Law of the Contract and Arbitration.

        11.1 Law of the Contract. THIS CO&M AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS.

        11.2      Arbitration.

               11.2.1          In the event that the Parties are unable
                               to agree on any matter relating to this CO&M Agreement, the Company or the Operator may upon notice given to the other call for submission of such matter to arbitration. The Party requesting arbitration shall set forth in such notice in adequate detail the issues to be arbitrated, and within ten (10) Days from the receipt of such notice, the other Party may set forth in adequate detail additional related issues to be arbitrated. Within ten (10) Days after the giving of such latter notice, each Party shall furnish to the other Party a notice ("Decision Notice") setting forth the decision (on a word-for-word basis) that such Party wishes the arbitrator(s) to make with respect to the issues to be arbitrated. Within ten (10) Days after the giving of the latter of the two Decision Notices, the Parties shall attend a meeting ("Meeting") at a mutually acceptable time and place to discuss fully the content of such Decision Notices and based thereon determine whether either or both wish to modify their Decision Notices in any way. Any such modifications shall be discussed with each other, so that when each Party finalizes its Decision Notice, it shall do so with full knowledge of the content of the other Party's final Decision Notice. The finalization of such Decision Notices and the delivery of same by each Party to the other shall occur at the Meeting unless by mutual agreement they agree to have one or more additional Meetings for such purposes. If arbitration is invoked by either Party, the decision of the arbitrators shall be final and binding upon all Parties, and neither Party shall seek to have the applicable issues litigated rather than arbitrated (except as may be otherwise required by law).

               11.2.2          It is the intent of
                               the Parties that, to the extent practicable, such binding arbitration shall be conducted by a person knowledgeable and experienced in the type of matter that is the subject of the dispute. In the event the Parties are unable to agree upon such person within ten Days after the last Meeting held pursuant to Section 12.2.1 above, then each Party shall select a person that it believes has the qualifications set forth above as its designated arbitrator (which selection shall be accomplished by notifying the other Party of the identity of such person), and such arbitrators so designated shall mutually agree upon a similarly qualified third person to complete the arbitration panel; provided, however, that if one of the Parties fails to select its designated arbitrator as specified herein within ten (10) Days of receiving notice from the other Party that such other Party has selected its designated arbitrator then the arbitration provided for herein shall be conducted by the one arbitrator so designated. In the event that the persons selected by the Parties are unable to agree on a third member of the panel within ten (10) Days after the selection of the latter of the two arbitrators, such person shall be designated by the American Arbitration Association. Upon final selection of the entire panel, such panel shall, as expeditiously as possible

                              (and if possible, within ninety (90) Days after the selection of the last arbitrator), render a decision on the matter submitted for arbitration. Such panel shall be required to adopt either the decision set forth in the Operator's final Decision Notice or the decision set forth in the Company's final Decision Notice and shall have no power whatsoever to reach any other result. Such panel shall adopt the decision that in its judgement is the more fair, equitable and in conformity with this CO&M Agreement. The arbitration shall be conducted in Charlotte, North Carolina in accordance with the commercial arbitration rules of the American Arbitration Association.

                  11.2.3 Upon the determination of any such dispute, the arbitrators shall bill the costs attributable to such binding arbitration to the losing Party; provided, however, that the arbitrators shall be empowered to apportion such costs between the Parties if they deem it appropriate.

                  11.2.4 It is the intent of the Parties that, once arbitration is invoked by either Party pursuant to the provisions of this Section 11, the matters set for arbitration shall be decided as set forth herein, and they shall not seek to have this
                              Section 11 rendered unenforceable or to have such matter decided in any other way; provided, however, that nothing herein shall prevent the Parties from negotiating a settlement of any issue at any time.

                  11.2.5 Without limiting any of the foregoing, for purposes of this CO&M Agreement an independent determination of whether an action or failure to act constitutes Prohibited Conduct shall be made by arbitration pursuant to this Section 11, without regard to the findings of any court or administrative body or the settlement or compromise of any claim (other than a settlement of the type referred to in Section 11.2.4 above).

12.     Special  and  Consequential  Damages.  The  indemnification  provided in
        Section 7 of this CO&M Agreement shall include without limitation claims made by any Person for special, indirect, consequential or punitive damages; otherwise, neither Party shall have any liability hereunder to the other Party for any special, indirect, consequential or punitive damages.

13.     General.

        13.1 Effect of Agreement; Amendments. This CO&M Agreement, together with the Operating Agreement, reflects the whole and entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, among the Parties with respect to the subject matter hereof. This CO&M Agreement can be amended, restated or supplemented only by the written agreement of the Operator and the Company.

        13.2 Notices. Unless otherwise specifically provided in this CO&M Agreement, any notice or other communication shall be in writing and may be sent by (a) personal delivery (including delivery by a courier service),
                  (b) telecopy to the following telecopy numbers (until changed in accordance with this Section 13.2) or (c) registered or certified mail, postage prepaid, addressed as set forth below (or at such other address as may be designated in accordance with this Section 13.2):

                  13.2.1      If to the Operator:

                              Pine Needle Operating Company
                              P.O. Box 1396
                              Houston, Texas  77251-1396
                              (2800 Post Oak Blvd.  77056)
                              Attention: Vice President - Operations and
                                         Engineering
                              Telecopy number:  (713) 439-4269

                  13.2.2 If to the Company, to each of the Members as set forth in the Operating Agreement.

                  Notices shall be deemed given upon receipt, and a notice to the Company shall be deemed given when received by the last Member to receive same. Any Party may change its address or telecopy number for notices hereunder by providing notice of any such change to each of the other Parties.

        13.3 Counterparts. This CO&M Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        13.4 Waiver. No waiver by either Party of any default by the other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Party from, performance of any other provision, condition or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the other Party from future performance of the same provision, condition or requirement. Any delay or omission of either Party to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter.

        13.5 Assignability; Successors. This CO&M Agreement may not be assigned by either Party without the written consent of the other Party; provided, however, that such consent shall not be withheld unreasonably; provided, further, that this CO&M Agreement may be pledged by the Company without the consent of the Operator in connection with any Financing Commitment. This CO&M Agreement and all of the obligations and rights herein established shall extend to and be binding upon and shall inure to the benefit of the respective successors and permitted assigns of the respective Parties hereto. Unless otherwise agreed, any assignment of this CO&M

                  Agreement shall not relieve the assigning Party of any of its obligations hereunder.

        13.6 Third Persons. Except as expressly provided in this CO&M Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person not a Party hereto any rights, remedies or obligations under or by reason of this CO&M Agreement.

        13.7 Laws and Regulatory Bodies. This CO&M Agreement and the obligations of the Parties hereunder are subject to all applicable laws, rules, orders and regulations of Governmental Authorities having jurisdiction, and to the extent of conflict, such laws, rules, orders and regulations of governmental authorities having jurisdiction shall control.

        13.8 Section Numbers; Headings. Unless otherwise indicated, references to Section numbers are to Sections of this CO&M Agreement. Headings and captions are for reference purposes only and shall not affect the meaning or interpretation of this CO&M Agreement.

        13.9 Severability. Any provision of this CO&M Agreement that is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of that prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of that provision in any other jurisdiction.

        13.10 Further Assurances. Each Party agrees to execute and deliver all such other and additional instruments and documents and to do such other acts and things as may be reasonably necessary more fully to effectuate the terms and provisions of this CO&M Agreement.

        13.11 Guarantee. By its execution of this CO&M Agreement as a Member of the Company, the Member (in its individual capacity) that is an affiliate of the Operator also hereby guarantees the performance by the Operator of all the Operator's obligations and liabilities under this CO&M Agreement.

           IN WITNESS WHEREOF, the Parties have caused this CO&M Agreement to be executed by their duly authorized representatives as of the date first above written.


                                      OPERATOR:

                  PINE NEEDLE OPERATING COMPANY


                                      By:  ____________________________________
                        Frank J. Ferazzi
                                           Vice President




                                      COMPANY:


                                      PINE NEEDLE LNG COMPANY, LLC By each of its Members:


                                      By:  ____________________________________
                                           Frank J. Ferazzi
                                           Vice President
                                           TransCarolina LNG Company


                                      By:  ____________________________________
   nc

                               General Provisions


           1.01 Statements and Billings. The Operator shall bill the Company on the first Day of each Month or as soon as possible thereafter for the estimated costs and expenses for the Month, including any adjustment that may be necessary to correct prior estimated billings to actual. If requested by the Company, the Operator will promptly provide reasonably sufficient support for the estimated costs and expenses to be incurred for the Month. Actual bills will be summarized by appropriate classifications indicative of the nature thereof and will be accompanied by such detail and supporting documentation as the Company may reasonably request.

           1.02 Payment by Company. The Company shall pay all bills presented by the Operator as provided in this CO&M Agreement on or before the fifteenth
(15th) Day after the bill is received. If payment is not made within such time, the unpaid balance shall bear interest until paid at a rate (which shall in no event be higher than the maximum rate permitted by applicable law) equal to two percent (2%) per annum over the prime rate of Citibank, N.A. (or its successor) from time to time publicly announced and in effect. Payment by or on behalf of the Company shall not be deemed a waiver of the right to recoup any amount in question.

           1.03 Financial Records. The Operator shall maintain accurate books and records in accordance with Required Accounting Practice covering all of the Operator's actions under this CO&M Agreement.

           1.04 Purchase of Materials. It is contemplated that all material, equipment and supplies will be owned by the Company and purchased or furnished for its account. So far as is reasonably practical and consistent with efficient, safe and economical operation as determined by the Operator, only such material shall be obtained for the Facilities as may be required for immediate use, and the accumulation of surplus stock shall be avoided. To the extent reasonably possible, the Operator shall take advantage of discounts available by early payments and pass such benefits on to the Company.

           1.05 Interest-Bearing Account. To the extent practicable, the funds of the Company will be held in one or more interest-bearing accounts.

                                           ARTICLE II

                                          Capital Items

           To the extent the Operator or any of its affiliated companies owns real and/or personal property necessary or desirable for the Operation of the Facilities that (a) under Required Accounting Practice, might be capitalized, and (b) the Operator or such affiliate in its sole discretion is willing to transfer for consideration to the Company, the Operator or such affiliate may, if approved by the Company, so transfer such property to the Company.

In the event of such a transfer, the Operator may charge the Company the net book value thereof (as reflected on the books of the Operator or such affiliate on the date of transfer).

           The cost of natural gas utilized for installation, purging, testing and line pack of the Facilities shall be a capital item. Any major modification to information systems requiring information processing and/or programming services shall be a capital item.

                                           ARTICLE III

                                       Costs and Expenses

           Subject to the limitations hereafter prescribed and the provisions of this CO&M Agreement, the Operator shall charge the Company for all costs and expenses provided for in Section 5.1.2 of this CO&M Agreement, including, but not limited to, the following items:

           3.01 Rentals.  All rentals paid by the Operator.

           3.02 Labor Costs. All applicable personnel generating the following labor costs shall keep time sheets so that the portion of their salaries and wages chargeable under this CO&M Agreement may be supported and calculated, and only such proportionate part of such labor costs shall be charged pursuant to this Section 3.02:

        (a) Salaries and wages of employees of the Operator and its affiliated companies engaged in connection with the construction, operation, maintenance and administration of the Facilities and, in addition, amounts paid as salaries and wages of others temporarily employed in connection therewith. Such salaries and wages shall be loaded to include the Operator's actual costs of bonuses, holiday, vacation, sickness and jury service benefits and other customary allowances for time not worked paid to persons whose salaries and wages are chargeable under this Section 3.02(a). Direct labor charges may be billed from the following areas: Operations, Engineering, Customer Services, Legal-Assigned, Accounting, Tax, Rates and Planning.

        (b) Expenditures or contributions made pursuant to assessments imposed by Governmental Authority that are applicable to salaries, wages and costs chargeable under Section 3.02(a) above, including, but not limited to, FICA taxes and federal and state unemployment taxes.

        (c) The costs of plans incurred by or on behalf of the Operator for workers' compensation, employers' group life insurance, hospitalization, disability, pension, retirement, savings and other benefit plans, that are applicable to salaries and wages chargeable under Section 3.02(a) above. Such costs shall be charged on the basis of a percentage assessment on the amount of salaries and wages chargeable under Section 3.02(a) above.

        (d) Overhead costs incurred to design and install information processing and programming services during the construction period. The total charges to the Company for these services will not exceed $50,000.

           3.03 Reimbursable Expenses of Employees. Reasonable personal expenses of employees whose salaries and wages are chargeable under Section 3.02(a) above. As used herein, the term "personal expenses" shall mean out-of-pocket expenditures incurred by employees in the performance of their duties and for which such employees are reimbursed.

The Operator shall maintain documentation for such expenses in accordance with the standards of the Internal Revenue Service.

           3.04 Material, Equipment and Supplies. Material, equipment and supplies purchased or furnished from the warehouse or other properties of the Operator's affiliated companies, priced at cost plus the affiliate's appropriate purchasing and stores overhead ordinarily in use by the affiliate.

           3.05 Transportation. Transportation of employees, equipment and material and supplies necessary for the Operation of the Facilities.

           3.06 Services. The cost of contract services and utilities procured from outside sources.

           3.07 Legal Expenses and Claims. All costs and expenses of handling, investigating and settling litigation or claims arising by reason of the Operation of the Facilities or necessary to protect or recover any Facilities or property, including, but not limited to, attorney's fees, court costs, costs of investigation or procuring evidence and any judgments paid or amounts paid in settlement or satisfaction of any such litigation or claims. All judgments received or amounts received in settlement of litigation with respect to any claim asserted on behalf of the Company shall be for the benefit of and shall be remitted to the Company.

           3.08 Taxes. All taxes (except those measured by income) of every kind and nature assessed or levied upon or incurred in connection with the Operation of the Facilities or on the Facilities or other property of the Company and which taxes have been paid by the Operator for the benefit of the Company, including charges for late payment arising from extensions of the time for filing that are caused by the Company, or that result from the Operator's good faith efforts to contest the amount or application of any tax.

           3.09 Insurance. Net of any returns, refunds or dividends, all premiums, deductibles and retentions paid and expenses incurred for insurance required to be carried under this CO&M Agreement. In the event that the Operator self-insures the workers' compensation and employer's liability insurance as provided in Section 8 of this CO&M Agreement, the Operator shall be reimbursed only for the amount equivalent to the standard premium(s) which would have been paid had such insurance been acquired, and the Operator shall not be reimbursed for the costs associated with any claims paid by the Operator as an insurer under such self-insurance.

           3.10 Permits, Licenses and Bond. Cost of permits, licenses and bond premiums necessary in the performance of the Operator's duties.

           3.11 General Overhead. All other administrative and general expenditures, including salaries and wages, bonuses, related benefits and expenses of personnel of the Operator and/or the Operator's Affiliates (excluding the personnel referred to in Sections 3.02 of this Article III) who render services for the benefit of the Operator (in the performance of its obligations hereunder) or the Company, including but not limited to, administrative, public relations, personnel, purchasing, legal and treasury, shall be charged as follows:

               Pre-Completion Period:  two percent (2%) of direct labor costs
               Thereafter:  five percent (5%) of direct labor costs

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